Exhibit 99.1

Trimble Navigation Limited
935 Stewart Drive
Sunnyvale, CA 94085
+1 408.481.8000
+1 408.481.8488 fax

NEWS RELEASE

Contacts:	Willa McManmon	Lea Ann McNabb
	Investor Relations	Media
	+1 408-481-7838	+1 408-481-7808
	willa_mcmanmon@trimble.com	leaann_mcnabb@trimble.com

Trimble Names Chief Financial Officer

SUNNYVALE, Calif., Nov. 4, 2013—Trimble (NASDAQ: TRMB) announced today the appointment of Francois Delepine as its chief financial officer. Delepine brings over 25 years of experience in a broad range of financial roles. Delepine, 51, will be responsible for Trimble’s worldwide finance operations.

Delepine joins Trimble from VMware where he is chief financial officer, global business units. Prior to his current role at VMware he served as vice president of finance. Before joining VMware he held senior operating and financial roles at a variety of technology companies including Palm, Google, Hyperion and Apple. Delepine holds a B.S. in Industrial Engineering from the Institut Catholique d’Arts et Metiers in Lille, France and an MBA from the Anderson School of Business at UCLA.

“We anticipate Francois will bring strong complementary skills to Trimble’s management team,” said Steven W. Berglund, Trimble’s president and CEO. “He has been a hands-on, operationally focused executive and has had wide exposure to diverse business models and market environments. We believe these skills will enable him to play a central role in shaping our strategic development and implementation to take Trimble to the next level.

“I would also like to acknowledge Julie Shepard’s role as interim CFO. Julie has been providing outstanding leadership ensuring a seamless transition,” added Berglund. “In addition, the strong financial infrastructure she has created since joining Trimble enabled us to emphasize a wider set of characteristics in the CFO search beyond those strictly related to financial management.” Shepard will return to her role as vice president of finance and chief accounting officer upon Delepine’s start date in early January.

About Trimble

Trimble applies technology to make field and mobile workers in businesses and government significantly more productive. Solutions are focused on applications requiring position or location—including surveying, construction, agriculture, fleet and asset management, public safety and mapping. In addition to utilizing positioning technologies, such as GPS, lasers and optics, Trimble solutions may include software content specific to the needs of the user. Wireless technologies are utilized to deliver the solution to the user and to ensure a tight coupling of the field and the back office. Founded in 1978, Trimble is headquartered in Sunnyvale, Calif.

For more information, visit: www.trimble.com.

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